Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) of OSI Systems, Inc. (the “Company”) of our report dated August 16, 2013, relating to the Company’s consolidated financial statements and schedule, and the effectiveness of internal control over financial reporting as of June 30, 2013, which report appears in the Company’s Annual Report on Form 10-K for the year ended June 30, 2013, filed with the U.S. Securities and Exchange Commission.

/s/ Moss Adams LLP

Los Angeles, California

August 16, 2013